UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): Thursday March 1, 2007

FUSA CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-50274 (Commission File Number)	51-0520296 (IRS Employer Identification No.)

1420 Fifth Avenue, 22nd Floor, Seattle, WA (Address of principal executive offices)	98101 (zip code)

Registrant's telephone number, including area code: (206) 274-5107

                                           N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 1, 2007, FUSA Capital Corporation ("FUSA " or the "Company") through its board of directors of approved the 2007 Stock Option and Compensation Award Plan (the "Plan").

Key features of the Plan include the following:

o	All directors, employees, consultants, advisors of FUSA and its subsidiaries are eligible to participate in the Plan. It is a ten-year plan with a 7 million share authorization.

o	Options may be issued as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or as non-qualified stock options.

o
President and CEO Jenifer Osterwalder was granted options to purchase 5,000,000 shares of common stock under the Plan at an exercise price of $1.05 per share and with a term of five years, such options being subject to vesting over a period of two years.

o
Director Alexander Khersonski was granted options to purchase 100,000 shares of common stock under the Plan at an exercise price of $1.05 per share and with a term of five years, such options being subject to vesting over a period of two years.

o
Options granted under the Plan will have a maximum term of ten years and unless otherwise determined by the Compensation/Stock Option Committee at the time of grant will be subject to a vesting period of four years.

o
The total number of Options authorized under the plan shall be increased or adjusted consistent with any stock splits, stock dividends or other dividends under the supervision of the board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSA CAPITAL CORPORATION

Dated: MARCH 1, 2007	By:	/s/ Jenifer Osterwalder
	Name:	Jenifer Osterwalder
	Title:	Chief Executive Officer